Exhibit 99.1

AMENDMENT OF EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of March 26, 2008 between QuadraMed Corporation, a Delaware corporation with offices at 12110 Sunset Hill Road, Suite 600, Reston, Virginia 20190 (“Company”), and Keith B. Hagen, an individual currently residing at [ADDRESS] (“Employee”).

WITNESSETH THAT:

WHEREAS, Employee and the Company have heretofore entered into an Employment Agreement, dated as of October 17, 2005 (the “Employment Agreement”); and

WHEREAS, Employee and the Company desire to revise the Employment Agreement to specify certain involuntary termination protections as approved by the Compensation Committee, update the document based on changes in tax law, and to modify related provisions;

NOW, THEREFORE, IN WITNESS THEREOF, Employee and the Company hereby agree that from and after the date of execution of this Amendment that the Employment Agreement shall be and is hereby amended as follows:

1. Part One of the Employment Agreement is hereby amended by deleting the existing definition of “Involuntary Termination,” and inserting the following in lieu thereof:

“Involuntary Termination” means the termination of the Employee’s employment with the Company:

(i) involuntarily due to (1) the independent exercise of the Company’s unilateral authority to terminate the Employee’s services (other than due to the Employee’s implicit or explicit request), where the Employee was willing and able to continue performing such services, or (2) the Company’s failure to renew this Agreement pursuant to Section 5, provided that the Employee was willing and able to execute a new contract providing terms and conditions substantially similar to those in the expiring contract and to continue providing such services; or

(ii) voluntarily provided that (1) such termination occurs within two years of the initial existence of one or more of the following events without Employee’s written concurrence: (a) a change in Employee’s position with the Company or any successor which materially reduces Employee’s level of responsibility, (b) a material reduction in Employee’s base compensation (including base salary, fringe benefits and any non discretionary bonuses or other incentive payments earned pursuant to objective standards or criteria) or (c) a relocation of Employee’s principal place of employment by more than forty-five (45) miles from Reston, Virginia, and (2) the Employee provides notice to the Company of the existence of the condition described in clause (1) within 90 days of the initial existence of the condition, upon the notice of which the Company must be provided a period of at least 30 days during which it may remedy the condition and not be required to pay any severance amount, if applicable.

2. Part Two, Section 6(f) of the Employment Agreement, pertaining to Employee’s incentive compensation, is hereby amended by deleting the existing section in its entirety and inserting the following in lieu thereof:

F. After December 31, 2006, Employee shall be eligible for an annual incentive compensation bonus of up to one hundred percent (100%) of Employee’s then-current annual rate of base salary based upon satisfaction of certain performance objectives tied to the Company’s annual Business Plan. These performance objectives shall be developed annually by the Compensation Committee. The Compensation Committee and Employee shall meet and consult and in good faith determine the performance objectives by which this incentive bonus shall be measured. This incentive bonus can be earned on a pro-rata basis according to criteria to be developed by the Compensation Committee. All bonuses payable to Employee hereunder shall be payable in accordance with the Company’s bonus plan implemented in accordance with its prior practice with respect to its executive officers; provided, however, that any incentive compensation bonus will not be paid later than the 15th day of the third month following the end of the Company’s first taxable year in which the Employee’s right to the payment is no longer subject to a substantial risk of forfeiture. All bonuses pursuant to this paragraph are subject to final approval by the Compensation Committee.

3. Part Two, Section 11 of the Employment Agreement, pertaining to Employee’s severance benefits on certain terminations of his employment, is hereby amended by deleting the existing section in its entirety and inserting the following in lieu thereof:

11. Severance Benefits. Notwithstanding anything herein to the contrary, Employee will be entitled to receive only the severance benefits specified below in the event there should occur a termination of Employee’s employment (except as provided in Section 10 above):

A. Severance Benefit upon Involuntary Termination. If Employee is terminated by reason of an Involuntary Termination of Employee’s employment (other than a Termination for Cause), the Company will make a severance payment, payable in one lump sum within thirty days (30) days of the date of Employee’s Involuntary Termination, in an aggregate amount equal to:

(i) twelve (12) months of the Employee’s then-current annual rate of base salary; and

(ii) the maximum incentive compensation bonus payable to Employee under the Company’s Incentive Compensation Plan or any bonus plan that has replaced such plan (the “ICP”) for the entire year in which the

Involuntary Termination occurred. For the avoidance of doubt, such amount shall be calculated as if both Employee and the Company had achieved 100% of their respective goals and targets under the ICP in the year of his Involuntary Termination;

provided, however, that Employee may elect, in his sole discretion, to have the severance benefit payable pursuant to this Section 11.A. paid in approximately equal monthly installments over a twelve (12) month period following the date of Employee’s Involuntary Termination; provided further, however, that in no event will any amounts in this Section 10.B. be paid later than the 15th day of the third calendar month following the end of the Company’s taxable year in which Employee’s Involuntary Termination occurs.

B. Severance Upon Involuntary Termination after Change in Control. If Employee is terminated by reason of an Involuntary Termination of Employee’s employment (other than a Termination for Cause) in connection with or within six (6) months following a Change in Control, the Company will make a severance payment, payable in one lump sum within thirty days (30) days of the date of Employee’s Involuntary Termination, in an aggregate amount equal to:

(i) twenty-four (24) months of Employee’s then-current annual rate of base salary; and

(ii) the maximum incentive compensation bonus payable to Employee under the ICP for the entire year in which the Involuntary Termination occurred. For the avoidance of doubt, such amount shall be calculated as if both Employee and the Company had achieved 100% of their respective goals and targets under the ICP in the year of his Involuntary Termination;

provided, however, that Employee may elect, in his sole discretion, to have the severance benefit payable pursuant to this Section 11.B. paid in approximately equal monthly installments over a twelve (12) month period following the date of Employee’s Involuntary Termination; provided further, however, that in no event will any amounts in this Section 10.B. be paid later than the 15th day of the third calendar month following the end of the Company’s taxable year in which Employee’s Involuntary Termination occurs.

C. Effect on Options and Restricted Stock Upon Involuntary Termination. If Employee is terminated by reason of an Involuntary Termination of Employee’s employment (other than a Termination for Cause) whether or not in connection with a Change in Control, as of the date of Involuntary Termination:

(i) all of Employee’s Restricted Stock shall (to the extent not then otherwise vested) automatically accelerate and vest in accordance with the Restricted Stock Agreement;

(ii) all of Employee’s Options (to the extent not then otherwise vested or exercisable) automatically accelerate and vest in accordance with the Inducement Stock Option Agreement. Each accelerated Option, together with all of Employee’s other vested Options, will remain exercisable following such Involuntary Termination and may be exercised for any or all of the Option shares, including the accelerated shares, in accordance with the exercise provisions of the Inducement Stock Option Agreement evidencing the grant; and

(iii) all other previously granted options to purchase shares of the Company’s common stock will (to the extent not then otherwise exercisable or vested) automatically accelerate and vest.

D. Welfare Benefits. For a period of twelve (12) months following Employee’s Involuntary Termination (other than a Termination for Cause) whether or not in connection with a Change in Control, the Company shall provide Employee (and Employee’s dependents, as applicable) with the same welfare benefits (other than disability and any severance plan benefits) to which Employee was entitled as an employee immediately before the Involuntary Termination. In the event that under applicable law or the terms of any relevant Employee Benefit Plan such participation, benefits and/or coverage cannot be provided under an existing Company Employee Benefit Plan, such coverage and/or benefits shall be provided directly by the Company pursuant to this Agreement on a comparable basis. To the maximum extent permitted by applicable law, the benefits provided under this Section 11.D. shall be in discharge of any obligations of the Company or any rights of Employee under the benefit continuation provisions under Section 4980A of the Code and Part VI of Title I of ERISA (“COBRA”) or any other legislation of similar import. Notwithstanding the foregoing, in no event will the amounts in respect of any benefits described in this Section 11.D. that do not constitute medical benefits under Treasury Regulations Section 1.409A-1(b)(9)(v)(B) (“Non-Medical Amounts”) be paid later than the last day of the second taxable year of the Company following the taxable year in which the Employee’s Involuntary Termination occurs, and provided, however, that, to the extent such Non-Medical Amounts exceed the amount specified in Treasury Regulations Section 1.409A-1(b)(9)(iii)(A), such excess will be paid no later than the 15th day of the third calendar month following the end of the Company’s taxable year in which Employee’s Involuntary Termination occurs.

E. Amendments in Connection with Section 409A. Notwithstanding anything to the contrary in this Section 11, the Company shall have the authority to amend this Agreement to the extent necessary to comply with Code Section 409A and the regulations issued pursuant thereto.

F. Release of Company. Receipt of severance and welfare benefits pursuant to this Section 11 shall be in lieu of all other amounts payable by the Company to Employee and in settlement and complete release of all claims Employee may have against the Company or its directors, officers, or shareholders, other than those arising out of the severance and welfare benefits due and payable under this Agreement and Employee’s rights under this Agreement. Employee acknowledges and agrees that execution of a general release of claims by Employee in a form reasonably acceptable to the Company shall be a condition precedent to the Company’s obligation to pay severance and welfare benefits hereunder.

G. Restrictive Covenant. During the Employment Period, Employee will not directly or indirectly, whether for Employee’s own account or as an employee, director, consultant or advisor, provide services to any business enterprise other than the Company, unless otherwise authorized by the Board in writing.

4. Section references in the Employment Agreement shall be revised to reflect the amendments set forth in the preceding paragraphs of this Amendment.

5. Except as provided in the preceding paragraphs of this Amendment, the provisions of the Employment Agreement remain in full force and effect in accordance with their respective terms.

In Witness Whereof, and intending to be legally bound hereby, the parties hereto have caused this Amendment to be duly executed under seal as of the date first above written.

QUADRAMED CORPORATION

By:	/s/ Robert L. Pevenstein	/s/ Keith B. Hagen
	Robert L. Pevenstein	Keith B. Hagen
Chairman of the Board of Directors